Exhibit 10.75

ARTHROCARE CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of April 2, 2009 (the “Effective Date”), by and between Todd Newton (“Executive”) and ArthroCare Corporation, a Delaware corporation (the “Company”).  Certain capitalized terms used in the Agreement are defined in Section 7 below.

RECITALS

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to commence his employment with the Company and to motivate Executive to maximize the value of the Company in the event of a Change of Control for the benefit of its stockholders; and

WHEREAS, the Company and Executive wish to set forth the terms and conditions related to Executive’s employment in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Term of Agreement.  The Agreement shall commence on the Effective Date and shall expire on the first anniversary of the Effective Date (such period, including any extensions pursuant to this Section 1, the “Term”).  This Agreement shall be automatically renewable for one-year periods after the expiration of the initial period, unless otherwise terminated pursuant to Section 5.  This Agreement may also be terminated by either party, with or without cause, at the end of the then-current Term with six months’ advance written notice to the other party.

2. Duties and Scope of Employment.  The Company shall employ the Executive in the position of Senior Vice-President and Chief Financial Officer, as such position was defined in terms of responsibilities and compensation as of the Effective Date; provided, however, that the Board of Directors shall have the right, subject to the other provisions of this Agreement, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board of Directors in its discretion may deem necessary or appropriate. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment.  During the term of the Executive's employment with the Company, the Executive shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities.

3. At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.  The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by the Chief Executive Officer of the Company and Executive.

4. Compensation.  For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, Equity Awards (as defined in Section 7 below), bonuses and other benefits described below in this Section 4.

(a) Salary.  Executive shall receive an annual salary of $285,000 (the “Base Salary”).  Executive’s Base Salary will be payable biweekly pursuant to the Company’s normal payroll practices.  The Base Salary shall be reviewed annually by the Company’s Board of Directors or its Compensation Committee, and adjusted as necessary following such review, and any increase will be effective as of the date determined appropriate by the Board of Directors or its Compensation Committee and will thereafter be deemed a part of Base Salary for purposes of Sections 6(a) and 6(b) of this Agreement.

(b) Annual Bonus.  In addition to the Base Salary, for each fiscal year ending during the Term, Executive shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”) in an amount up to 60% of Executive’s Base Salary.  The exact amount of the Annual Bonus will be determined by the Board of Directors or its Compensation Committee in consultation with the Chief Executive Officer and Executive, based upon mutually agreed performance objectives, both personal and corporate.

(c) Equity Awards.  Subject to the discretion of the Company’s Board of Directors (or its Compensation Committee), Executive shall be eligible to receive additional Equity Awards, from time to time in the future, on such terms and subject to such conditions as the Board of Directors (or its Compensation Committee) shall determine as of the date of any such grant.  To the extent permitted by Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), any stock options shall be incentive stock options.

(i)           Equity Award Acceleration Upon a Change of Control.  Subject to any additional acceleration of vesting and exercisability and lapse of transfer or forfeiture restrictions described in Section 6(a) below, upon a Change of Control (as defined in Section 7 below), the vesting and exercisability of all of Executive’s outstanding Equity Awards shall be automatically accelerated and any transfer or forfeiture restrictions on such Equity Awards automatically lapse as to 50% of the then-unvested shares subject thereto at the time of the Change of Control.  The foregoing provision is hereby deemed to be a part of each Equity Award and to supersede any contrary provision in any agreement regarding such Equity Award.

(ii)           Equity Award Acceleration Upon a Hostile Takeover.  Subject to any additional acceleration of vesting and exercisability and lapse of transfer or forfeiture restrictions described in Section 6(a) below, upon a Hostile Takeover (as defined in Section 7 below), the vesting and exercisability of all of Executive’s outstanding Equity Awards shall be automatically accelerated and any transfer or forfeiture restrictions on such Equity Awards automatically lapse as to 100% of the shares subject thereto.  The foregoing provision is hereby deemed to be a part of each Equity Award and to supersede any contrary provision in any agreement relating thereto.

(d) Additional Benefits.

(i) General.  Executive shall be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.  Executive shall be eligible for vacation and sick leave in accordance with the policies in effect during the Term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

(ii) Relocation Assistance.  In connection with Executive’s commencement of employment, the Company will pay Executive an amount equal to $1,500 per month for the first six months following the Effective Date (the “Relocation Assistance Payments”).  In the event that Executive’s employment terminates within six (6) months after the Effective Date due to a Voluntary Termination or a Termination for Cause, Executive will be obligated to repay to the Company, on a prorated basis, the amount of any Relocation Assistance Payments previously made by the Company (with such repayment to be made within ten (10) days after the date of Executive’s termination of employment).

(e) Reimbursement of Expenses.  Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

5. Termination of Agreement.  This Agreement may be terminated during its Term upon the occurrence of any of the following events:

(i) The Company’s termination of Executive for Cause (as defined in Section 7 below) (“Termination for Cause”);

(ii) The Company’s termination of Executive without Cause (as defined in Section 7 below), which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”); or

(iv) Executive’s death or Disability (as defined in Section 7 below).

6. Severance Benefits.  Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 6:

(a) Termination Following a Change of Control.

(i) Involuntary Termination.  If Executive’s employment with the Company is terminated at any time within 24 months after a Change of Control as a result of an Involuntary Termination, then, subject to Executive executing and not revoking a general mutual release of claims in a form acceptable to the Company (which Executive must execute and deliver to the Company within fifty (50) days following the date of termination and shall not have been revoked by Executive within any period permitted under applicable law), Executive shall be entitled to receive the following severance and other benefits, provided that such termination of employment with the Company constitutes a Separation from Service:

(A) Severance Pay.  During the Continuation Period, Executive shall be entitled to receive as severance an amount equal to the sum of (i) Executive’s Base Salary (on a monthly basis) multiplied by the length of the Continuation Period, plus (ii) an amount equal to the cash portion of Executive’s target Annual Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100% of budget or plan) multiplied by (x) the number of months in the Continuation Period divided by (y) 12.  Such severance payments will be made periodically in the same amounts and at the same intervals as the payments of Base Salary were made immediately prior to termination of employment; provided, however, that any such payments that would otherwise have been made before the first normal payroll payment date falling on or after the First Payment Date shall be made on the First Payment Date.  In addition, during the Continuation Period, the Company shall continue to make available to Executive and Executive’s spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company which were available to such individuals on the date of such termination of employment (the “Benefit Programs”), to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.  For purposes of this Section 6(a)(i)(A), Benefit Programs will not include future participation in any discretionary bonus or equity incentive pool, other than amounts as contemplated in this subsection A.

(B) Medical Benefits.  During the Continuation Period, Executive shall be entitled to receive a payment in an amount equal to $1,500 per month, which shall be intended to reimburse Executive’s premium payments, if any, for group health coverage elected by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(C) Equity Acceleration.  The vesting and exercisability of all of Executive’s outstanding Equity Awards shall be automatically accelerated and any transfer or forfeiture restrictions on such Equity Awards automatically lapse as to 100% of the shares subject thereto.  The foregoing provision is hereby deemed to be a part of each Equity Award and to supersede any contrary provision in any agreement relating thereto.

(ii) Voluntary Termination; Termination For Cause.  If Executive’s employment with the Company is terminated at any time within 24 months after a Change of Control as a result of a Voluntary Termination or a Termination for Cause, then Executive shall not be entitled to receive payment of any severance benefits.  Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b) Termination Apart from a Change of Control.

(i) Involuntary Termination.  If Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time prior to the occurrence of a Change of Control or after the 24-month period following the effective date of a Change of Control, then, subject to Executive executing and not revoking a general release of claims against the Company in a form acceptable to the Company (which Executive must execute and deliver to the Company within fifty (50) days following the date of termination and shall not have been revoked by Executive within any period permitted under applicable law), Executive will be entitled to receive the following severance and other benefits, provided that such termination of employment with the Company constitutes a Separation from Service:

(A) Severance Pay.  The Company shall pay to Executive in one lump-sum payment on the First Payment Date, an amount equal to (i) Executive’s Base Salary (on a monthly basis) multiplied by the length of the Continuation Period, plus (ii) an amount equal to the cash portion of Executive’s target Annual Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100% of budget or plan) multiplied by (x) the number of months in the Continuation Period divided by (y) 12.  In addition, during the Continuation Period, the Company shall continue to make available to Executive and Executive’s spouse and dependents the Benefit Programs, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.  For purposes of this Section 6(b)(i)(A), Benefit Programs will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of amounts as contemplated in this subsection A.

(B) Medical Benefits.  During the Continuation Period, Executive shall be entitled to receive a payment in an amount equal to $1,500 per month, which shall be intended to reimburse Executive’s premium payments, if any, for group health coverage elected by the Executive pursuant to the COBRA.

(ii) Voluntary Termination; Termination for Cause.  If Executive’s employment with the Company is terminated at any time prior to a Change of Control or after the 24 month period following the effective date of a Change of Control as a result of a Voluntary Termination (other than an Involuntary Termination, in which case Section 6(b)(i) will apply) or a Termination for Cause, then Executive shall not be entitled to receive payment of any severance or other benefits described in this Section 6.  Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(c) Termination Resulting from Death or Disability.  If Executive’s employment is terminated as a result of Executive’s death or Disability, Executive shall not be entitled to any other severance or other benefits described above in this Section 6.  Executive, or, as the case may be, Executive’s estate or designated beneficiary(ies) will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

7. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company’s Board of Directors:

(i) Executive’s gross negligence or willful misconduct in performance of his duties hereunder where such gross negligence or unique misconduct has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries;

(ii) Executive’s repeated and unjustified absence from the Company;

(iii) Executive’s material and willful violation of any federal or state law;

(iv) The commission of any act of fraud by Executive with respect to the Company;

(v) Executive’s conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or

(vi) Executive’s incurable material breach of any element of the Company’s Confidential Information and Invention Assignment Agreement, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information.

(b) “Change of Control” shall mean the occurrence of any of the following events, provided that such event constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulation Section 1.409A-3(i)(5):

(i) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) or (ii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

(iv) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Company’s Board of Directors.

(c) “Continuation Period” shall mean a period, commencing on the date of an Involuntary Termination, of a duration equal to two (2) months for each full month of Executive’s employment as Senior Vice-President and Chief Financial Officer of the Company, up to a maximum of (i) 24 months, for purposes of an Involuntary Termination which occurs within 24 months after a Change of Control, or (ii) 12 months, for purposes of an Involuntary Termination which occurs prior to a Change of Control or more than 24 months following a Change of Control.

(d) “Disability” shall mean that Executive has been unable to perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Executive’s employment.  In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) “Equity Award” shall mean a grant of stock options, stock appreciation rights, restricted stock or restricted stock units.

(f) “First Payment Date” shall mean the sixtieth (60th) day following the date of the Executive’s Separation from Service.

(g) “Hostile Takeover” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Company’s Board of Directors.

(h) “Involuntary Termination” shall include any Termination Without Cause and Executive’s Voluntary Termination, upon 30 days prior written notice to the Company within 90 days following:

(i) The assignment of any duties, or the removal from or reduction or limitation of duties or responsibilities, which in any case is a significant change in Executive’s position, title, organization level, duties, responsibilities, compensation and status with the Company, without Executive’s express written consent;

(ii) A substantial reduction of the facilities and perquisites provided to Executive (including office space or relocation more than 30 miles from the Company’s then present location);

(iii) A reduction in Executive’s Base Salary (other than in connection with a general decrease in base salaries for officers of the Company);

(iv) A material reduction in the kind or level of Executive’s benefits (including percentage bonus opportunity) with the result that the overall benefits package is significantly reduced;

(v) any purported termination of the Executive by the Company that is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or

(vi) The failure of the Company to obtain the assumption of this Agreement by any successors; provided, however, that no Involuntary Termination shall be deemed to have occurred if any such successor substitutes an agreement for this Agreement providing comparable severance benefits to those provided in this Agreement.

(i) “Separation from Service” shall mean a termination of the Executive’s employment with the Company which constitutes a separation from service within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h).

8. Golden Parachute Excise Tax.

(a) Effect of Excise Tax.  In the event that it shall be determined that any payment or other benefit by the Company to or for the benefit of Executive under this Agreement, whether paid or payable (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  To the extent that any reduction of Payments is required pursuant to this Section 8(a), the specific Payments that shall be reduced and the order of such reduction shall be determined by the Company in its sole discretion.

(b) Determination.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9. Confidentiality Agreement.  Executive shall sign, as of the Effective Date, the Company’s standard form of Employment, Proprietary Information and Invention Assignment Agreement that covers protection of the Company’s proprietary information and assignment of inventions (the “Confidentiality Agreement”).  Executive hereby represents and warrants to the Company that he agrees to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

10. Nonsolicitation Covenant.  Executive hereby agrees that he shall not, during the Term of this Agreement and for 12 months thereafter, do any of the following without the prior written consent of the Company’s Board of Directors:

(a) Solicit Business.  Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel.  Solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company.

11. Conflicts.  Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party.  Executive has not, and will not during the Term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

12. Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), or to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this Section 12 or which becomes bound by the terms of this Agreement by operation of law.  The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Indemnification Agreement.  The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (Registration No. 33-80453).

14. Section 409A of the Code.

(a) Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 14(a) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein, with all such payments to be subject to all required tax withholding.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments payable pursuant to this Agreement (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b) In addition, any reimbursements payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than December 31 of the year following the year in which the cost was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement.  This Agreement, along with the Confidentiality Agreement and the Indemnification Agreement referred to herein, constitute the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally, by facsimile or by a nationally recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.  Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communication by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(e) Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.  Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(f) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Arbitration.   Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in Austin, Texas in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply Texas law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 15(h) shall not apply to the Confidentiality Agreement.

(i) No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

(j) Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(k) Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a Section of this Agreement shall mean the corporation that actually employs Executive.

(l) ADVICE OF COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

ARTHROCARE CORPORATION

By:	/s/ David Fitzgerald
David Fitzgerald

Title:	Acting Chief Executive Officer

Address:	7500 Rialto Boulevard Building Two, Suite 100 Austin, TX 78735

TODD NEWTON

Signature:	/s/ Todd Newton

Address:
507 Blackjack Oak San Antonio, Texas 78230